Exhibit 10.12

Cooperation Agreement

between

Zhejiang Tiankun Shuxuan Educational Technology Co., Ltd. and

Haixing County People’s Government

Cooperation Agreement between Zhejiang Tiankun Shuxuan Educational Technology Co., Ltd. and Haixing County People’s Government

Party A: Haixing County People’s Government (hereinafter referred to as “Party A”)

Address: No. 131, Haizheng Road, Haixing County, Cangzhou City, Hebei Province

Legal Representative: Liu Yang

Party B: Zhejiang Tiankun Shuxuan Educational Technology Co., Ltd. (hereinafter referred to as “Party B”)

Address: Room 301-305, 3/F, No. 315-317, Wushan Temple Road, Dipu Street, Anji County, Huzhou City, Zhejiang Province

Legal Representative: Wang Yunlei

In accordance with the State Council’s Decision on Accelerating the Development of Modern Vocational Education (Guo Fa [2014] No. 19) and the Modern Vocational Education System Construction Plan (2014-2020) issued by six ministries and commissions including the Ministry of Education, which proposes to “deepen the reform of the school-running system of public schools, actively encourage industries, enterprises, and other social forces to participate in the operation of public schools, support the development of weak schools, and allow social forces to transform public vocational colleges with insufficient vitality through means such as purchase, lease, and management operation”, in order to accelerate the innovative development of vocational education in Haixing County, and in light of the actual educational development in the region, Party A and Party B have reached an agreement through consultation regarding the cooperative management of the Haixing Vocational Education Center (hereinafter referred to as “Haixing Vocational School” or the “public school”). To clarify the rights and obligations of all parties, this agreement is hereby signed.

Chapter 1: Cooperation Contents

Article 1: Cooperation Mode

(1) On the basis of ensuring that the “nature of state-owned assets of the public school remains unchanged, the identity of the public school’s faculty and staff remains unchanged, and the government’s financial investment in the public school remains unchanged”, Party A agrees to conduct in-depth joint education with Party B regarding Haixing Vocational School. During the cooperation period, a model of deep cooperation among the government, the school, and the enterprise will be adopted. Party A shall fulfill the basic obligations that the government is required to perform for public vocational schools, while Party B shall enjoy full autonomy in running the school.

(2) Due to Party B’s project experience and market reputation in this industry, and because the cooperation mode and the services provided are special, they are not subject to the regulation by the bidding law and government procurement law. Therefore, Party A confirms that the management and operation services provided by Party B do not require any bidding procedures.

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Article 2 Cooperation Duration

The cooperation duration is 20 years, from July 17, 2023, to August 31, 2043. A comprehensive evaluation of the quality and effectiveness of the school operation will be conducted every six years. During the validity period of the agreement, if adjustments and supplements are deemed necessary based on actual circumstances, both Party A and Party B shall negotiate and sign a written supplementary agreement; Upon expiration of the agreement, a renewal supplementary agreement may be signed upon mutual agreement of both parties, with Party B enjoying priority cooperation rights under equal conditions.

Article 3 Management Mechanism

(1) From the effective date of this agreement, both Party A and Party B shall jointly carry out comprehensive and in-depth cooperation at Haixing Vocational School, with Party B implementing comprehensive management and operation of the public school under the “Tiankun Education” brand in accordance with relevant national policies and the terms stipulated in this agreement. Party A authorizes the public school to jointly establish a school management council with Party B. The council consists of 5 members, with 3 from Party A and 2 from Party B. The chairperson is appointed by Party A, and the secretary-general is appointed by Party B. The management council, under the leadership of the school’s general Party branch, is responsible for the comprehensive management of the school. The school’s development plan and the decisions on major matters, appointment and dismissal of major officials, major investment projects and use of large-sum funds, among other major issues, are proposed by the council and decided upon by the school’s General Party branch meeting.

Both parties establish a joint meeting system for cooperative education to address relevant issues arising during the cooperation process. The joint meeting is proposed and organized by Party A, and is held once per semester in principle. The members of the joint meeting consist of representatives from both Party A and Party B, including but not limited to representatives from education, human resources, finance and audit departments and relevant experts.

(2) During the cooperation period, Party B shall independently establish a management team as necessary, with members primarily selected from the original management team of the public school based on merit, and some management personnel directly assigned by Party B as needed.

(3) During the cooperation period, Party B shall implement a full employment position appointment system for all faculty and staff with public school status under the name of the public school. On the basis that the original salary, benefits, performance rewards, and other financial allocation standards and supply channels for public school faculty and staff remain unchanged, Party A and local finance shall support and allow Party B and the cooperating school to implement performance-based incentives for all faculty and staff in accordance with the provisions of the Vocational Education Law. For faculty and staff who fail to meet assessment standards, Party B shall provide opportunities for retraining before resuming their positions. If they still cannot fulfill their roles, Party B has the right to adjust their positions or terminate their employment relationship according to relevant regulations. Faculty and staff whose employment relationship has been terminated will no longer enjoy assessment-related benefits, and Party A shall be responsible for transferring them from the school for other jobs. During the cooperation on school running, the aforementioned policies will still apply to any additional financial expenditure for faculty and staff.

(4) Both parties agree that during the cooperation period, all income generated by the school shall be credited to the school’s public account, and all related operational expenses shall be paid from the school’s public account.

Party A agrees that the public school shall pay Party B management service fees each semester, which shall be deducted from the public account and paid to the account of the operating company established by Party B at the location of Party A. The payment standards for the management service fees are as follows: 1. The management service fees are exempted for the autumn semester of 2023; 2. For the spring semester of 2024, every new student enrolled after the signing date of the agreement between Party A and Party B will be charged a fee of RMB500 per semester , and every student enrolled prior to the signing date will be charged a fee of RMB250 per semester; 3. Starting from the autumn semester of 2024, every enrolled student will be charged a fee of RMB500 per semester; 4. When the number of enrolled students in the public school reaches 1,500, a management service fee of RMB400 per student per semester will be charged. The management service fee for the previous semester shall be paid to Party B in a lump sum before March 30 and September 30 each year.

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(5) Both parties agree that during the cooperation period, Party B shall enroll students, run the school, release enrollment guide, and provide training under the name of the public school, and student registration and graduation certificate issuance shall be conducted under the name of the public school.

Article 4: Educational Objectives

(1) Objectives at the Brand Level

Through cooperation, the vocational education in Haixing County will rapidly enhance its educational brand based on existing achievements, adhering to high standards, high starting points, distinctive features, and diversification in running schools. It will integrate various resources, enhance educational quality, and further highlight the vocational education brand characteristics of Haixing Vocational School. Through reform and innovation, it aims to create a unique modern vocational education park comprising a secondary vocational school, a technical school, a skills training base and a demonstration base for integration of industry and education in five years, establishing a quality school in Hebei Province and making it a name card for vocational education in Hebei Province and even the country.

(2) Objectives about School Scale

Party B shall take effective measures to formulate an optimization plan for running the school and continuously expand the scale of the school. Based on the venue and supporting infrastructure provided by Party A, within 3 years, the number of full-time enrolled students will reach 1,500; through 5 years of development, the project will become a modern vocational education park that integrates a secondary vocational school, a technical school, a skill training base and a demonstration base for integration of industry and education with 3,000 full-time students and annually training exceeding 3,000 persons.

(3) Objectives about Specialty Development

During the cooperation period, Party B shall adjust and upgrade the existing specialties of the public school according to the new industrial and market demands, assisting the public school in creating no less than 4 featured specialties that serve local industrial development, including at least 1 key specialty in Cangzhou City.

(4) Objectives about Internship and Employment

1. Party A agrees that Party B shall be fully responsible for the on-the-job training and designated internship matters of the students from the public school. The public school shall ensure that the student participation rate is not less than 95%, and Party B shall ensure that the wages for the internship are not lower than the market level for similar positions in the same industry, with equal pay for equal work corresponding to the employees of the hiring unit.

2. Party B is responsible for providing and recommending suitable employment opportunities free of charge for 100% of the graduating students; however, if the students are unable to find employment due to reasons not attributable to Party B, Party B shall be deemed to have fulfilled its obligations under this clause.

Article 5 Asset Management

(1) Claims and Debts

Before the cooperation between Party A and Party B, all claims and debts of the public school remain unchanged and are unrelated to Party B.

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(2) Ownership of Assets

All assets of Haixing Vocational School prior to the cooperation belong to Party A. During the cooperation period, the ownership of assets formed from government funding for running the school belongs to Party A; the ownership of assets formed from Party B’s investment belongs to Party B.

(3) Disposal of Assets

After the normal expiration of the agreement, the living facilities and teaching & training equipment formed from Party B’s investment shall be donated to Party A for free, and the intangible assets formed during the operation of the school, including the school brand and relevant approvals, shall be owned by Party A for free, unless otherwise specified.

If this agreement is terminated in advance, the disposal plan for the living facilities and teaching & training equipment invested by Party B shall be developed through consultation between Party A and Party B. The intangible assets formed during the operation of the school, including the school brand and relevant approvals, shall be owned by Party A free of charge.

Chapter 2 Rights and Obligations of Both Parties

Article 6 Rights and Obligations of Party A

(1) The Haixing County Education Bureau, as the local competent authority, conducts comprehensive supervision over Party B’s school operation, fund management, and usage on behalf of Party A.

(2) Party A entrusts all existing resources of the public school, including school buildings, venues, equipment, and teaching staff, to the management council for operation and management. Party A promises to complete and provide a new campus for Haixing Vocational School for educational purposes by 2025. In case of the failure to deliver on time, Party A shall coordinate resources to meet the development needs of the public school.

Within 30 working days after the signing of this agreement, Party A shall sort and register the existing assets, financial status, and student enrollment of the public school. After confirmation by Party B, all shall be handed over to the management council for management and use. Party A ensures that policy investments in vocational education are in place and timely arranges budgets and fund settlements. Party A shall assist the management council in resolving issues and difficulties encountered during the transfer of assets, finances, and student sources, and is responsible for ensuring the smooth transfer of work by addressing the concerns of faculty and staff.

(4) Party A shall provide administrative support for the enrollment work of the public school managed and operated by Party B. Party A’s education bureau shall represent Party A in policy promotion and administrative requirements during enrollment throughout the county, supporting Party B in formulating incentive policies for student enrollment. Party A supports Party B in representing the public school to enroll students from outside the county, who will enjoy the same treatment as local students.

(5) Party A shall transfer the existing public school faculty and staff to Party B for management and training, and shall scientifically and reasonably allocate public school teachers according to a student-teacher ratio of 1:18 based on the actual needs of school development, with any gap to be filled by Party B. If Party A is unable to fill the gap in time, the teachers shall be supplemented by Party B for the cooperative school to use. Meanwhile, the difference in funding shall be allocated to the cooperative school based on the average salary standard of similar personnel in the county from the previous year, and this amount shall be transferred to the account of the operating company established by Party B in the locality for settlement, ensuring the smooth operation of the school’s educational and teaching activities.

(6) Party A supports Party B and the public school managed by Party B in organizing various teaching internship activities in accordance with national policies and teaching needs, and encourages Party B to explore various forms of practical teaching reforms such as work-study alternation, multi-semester, and sectional approaches.

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(7) Party A is responsible for integrating various training resources in Haixing County, prioritizing the public school in entrusting government training projects related to industry skills and qualification certifications after they are evaluated by assessment agencies, and subsequently allocating subsidy funds in full to the public school in time according to relevant regulations. Party A agrees that the Public School may independently organize various social training activities within the scope of policy regulations and charge relevant training fees in accordance with laws and related regulations.

(8) Relevant departments of Party A shall not engage in the following behaviors; in case of violation, Party B has the right to demand compensation for related losses.

1. Violating national regulations by collecting fees from the public school or Party B or apportioning fees among them.

2. Interfering with Party B’s autonomous management in violation of national policies, infringing upon Party B’s rights to run the school.

3. Interfering with Party B’s normal arrangements and implementation of internship plans in violation of national policies, forcing public school students to intern at designated units.

4. Withholding, misappropriating, or unjustifiably delaying the allocation of funds that should be disbursed to the public school for operation.

Article 7 Rights and Obligations of Party B

(1) Party B shall carry out joint school-running work under the leadership of the local party committee and government, and accept the guidance, supervision, and management of the Haixing County Education Bureau. Major issues related to the development and planning of the public school must be reviewed and approved by the local people’s government and the education authorities before implementation. Party B shall comply with relevant laws and regulations, enjoy related preferential policies in accordance with the law, formulate practical and feasible development plans for the public school, and report in writing to the Haixing County Education Bureau on school operations annually.

(2) Party B has the right to comprehensively manage and allocate personnel, finances, and materials of the school under the supervision and management of Party A. Party B shall pay a certain rental fee for the use of the public school’s logistics equipment and facilities to Party A or the public school (specific arrangements to be separately signed by the public school and Party B), while Party B shall fill any gap in the school’s regular operating funds.

(3) Party B shall establish relevant companies at the location of Party A as the project cooperation operating entity, and shall set up 1-2 domestic master studios for Party A, building an entrepreneurship incubation base. At the same time, it shall actively introduce leading new economy enterprise projects to the campus, becoming a demonstration base for the integration of industry and education.

(4) Party B shall carry out relevant educational and teaching activities in accordance with national vocational education laws, regulations, policies, and the relevant provisions of local education administrative authorities, and shall offer specialized courses for the public school based on the needs for further education and employment. Party B and the public school may cooperate to offer high-end specialty programs based on market demand, implement differentiated schooling, and apply for charging policies as required for students to choose voluntarily, so as to meet minority needs for better-quality education. The income distribution method for charged programs shall be negotiated separately.

(5) Party B shall complete the teaching plan in accordance with the relevant requirements of vocational education, ensure proper enrollment and employment work, and provide 100% of graduates with free opportunities for further education or employment. However, if students are unable to find jobs due to reasons not attributable to Party B, Party B shall be deemed to have fulfilled its obligations under this clause.

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(6) Party B shall organize students to carry out teaching internships, on-the-job training, and other educational activities according to teaching needs. The public school has the right to provide training and employment services to the society based on the characteristics of vocational education, assist Party A in completing various vocational skills training tasks, and charge training fees as required. On the premise of the voluntary participation of trainees or students, Party B will prioritize their employment in local enterprises and will provide follow-up service.

(7) Party B is responsible for introducing advanced educational teaching and management concepts, training ‘dual-qualified’ teachers, and enhancing the quality of school operations.

(8) Party B supports the public school in handling matters related to the evaluation, promotion, adjustment of salaries, and labor social insurance for faculty and staff in accordance with policies and regulations, ensuring the legal rights and interests of faculty and staff, and gradually improving their welfare and benefits. Party B is responsible for the management and use of temporary staff, and shall properly arrange for the temporary staff in accordance with the law after the cooperation period expires.

(9) Party B has the right to use all school buildings, spaces, internship and training equipment, and all educational resources of the public school. Party B shall not change the purpose of Party A’s school properties, transfer, mortgage or lease Party A’s property, or dispose of the assets already formed by Party B’s investment without Party A’s consent, so as to avoid the loss of state-owned assets.

(10) Party B shall charge students in strict accordance with the standards filed with the education and pricing authorities, ensuring that eligible students enjoy the relevant national subsidy policies during their study at school.

(11) During the cooperation period, Party B is responsible for improving the conditions of running the school and for repairing and maintaining any school property damaged during use, with related expenses to be paid from the public account.

(12) Party B shall ensure school safety management, promptly eliminate campus safety hazards, and ensure the safety of school properties. It shall strengthen safety education among school staff and students, strengthen teaching ethics and conduct, and ensure the safety of school staff and students.

(13) Based on the operation of the public school and in compliance with relevant laws and regulations regarding school management, Party B has the right to designate suppliers to provide various services, including but not limited to property management services, canteen dining services and supermarket services, for the public school. Party B shall fully assess the rationality of the quotations from such suppliers to safeguard the interests of the public school, and if necessary, relevant services may be provided by Party B or its affiliated companies. After the cooperation period of the existing canteen of the public school expires, if Party B designates a new supplier, the original supplier’s cooperation must be terminated, and Party A shall provide necessary assistance.

(14) Party B shall not engage in the following behaviors. In case of any violation, Party A has the right to take legal measures such as ordering Party B to rectify within a specified period and issuing warnings; if the rectification is ineffective, Party A may order the suspension of enrollment, revoke the school running license, terminate the contract, and pursue relevant liabilities, among other measures:

1. Neglecting management of the school, resulting in serious consequences or major safety responsibility accidents;

2. Issuing false enrollment brochures or advertisements that constitutes serious frauds;

3. Illegally issuing or forging diplomas, certificates of completion, training certificates,

or professional qualification certificates;

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4. Occupying or misappropriating government-allocated educational funds and related support funds;

5. Party B refuses to rectify the problems identified by the education administrative department that exercises management according to laws and regulations;

6. Other serious violations of laws and regulations.

Chapter 3 Other Important Matters Agreed Between the Parties

Article 8 During the cooperation period, Party B shall reasonably manage the income and expenditure of the public school in accordance with relevant laws and regulations, and lawfully and reasonably raise the benefits for faculty and staff. Party B shall improve living facilities and equip practical training equipment in time to meet the needs of school operation.

Article 9 During the cooperation period, if disputes arise due to the original debt issues of the public school, Party A shall be responsible for coordination to ensure that Party B can run the school normally. If disputes arising from the original debt issues of the public school prevent Party B from running the school normally, Party A shall compensate Party B for all losses and investments incurred during the school operation.

Article 10 Before the signing of this agreement, Party A or the public school shall provide Party B with original copies of all cooperation agreements signed between the school and external entities, and Party B shall review the contents of the agreements. After the signing of this agreement, the public school shall not, without the consent of Party B, unilaterally sign any agreements with third parties in the name of Party B.

Article 11 During the performance of the agreement, if Party A and relevant departments violate the provisions of Article 6 of Chapter 2, or if the failure to execute the relevant terms of this agreement is caused by Party A or relevant functional departments, or if Party A’s inadequate investment in the school’s infrastructures and hardware results in the failure to achieve relevant objectives of this agreement, the case shall be deemed as a breach of contract by Party A, and Party A shall be responsible for compensating Party B for any direct or indirect losses incurred therefrom.

Chapter 4 Liability for Breach of Contract

Article 12 During the performance of the agreement, if the agreement is terminated due to force majeure factors such as national policies, both parties shall jointly make proper arrangements for students studying at the school and ensure their safety. Neither Party A nor Party B shall hold each other accountable. During the cooperative operation period, Party B shall be responsible for handling safety incidents and serious events involving teachers and students due to inadequate management by Party B.

Article 13 After the signing and effectiveness of this agreement, neither Party A nor Party B shall bear responsibility for the advance termination or dissolution of this agreement due to force majeure. If Party A terminates or dissolves this agreement in advance for reasons not attributable to Party B or due to force majeure, Party A shall pay compensation to Party B, with the amount calculated by multiplying the standard management service fee receivable for the most recent academic year by the remaining contract duration. Asset disposal shall be handled in accordance with the provisions of Article 5 (3) of this agreement, and Party A shall be responsible for the proper disposal of contract-based faculty and staff hired by Party A and external professional technical teachers hired by Party B. If Party B unilaterally terminates or dissolves this agreement for reasons not attributable to Party A or the public school or due to force majeure, Party B shall pay Party A compensation, with the amount calculated by multiplying the standard management service fee for the most recent academic year by the remaining contract duration. Asset disposal shall be handled in accordance with the provisions of Article 5 (3) of this agreement, and Party B shall be responsible for the proper disposal of the contract-based faculty and staff hired by Party A and the non-staff professional technical teachers hired by Party B.

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If either party violates the provisions of this agreement and fails to rectify the violation within 60 days after notification by the non-breaching party, which results in the inability to continue performing this Agreement, the non-breaching party has the right to unilaterally terminate this agreement and demand the breach compensation as previously stipulated.

Article 14 From July 2023 to the end of 2025, under the condition that Party A ensures the basic hardware construction, facilities, equipment, and teaching staff of the public school meet the standards, Party B shall achieve a full-time enrolled student count of no less than 1,200, with the school’s performance evaluation reaching Grade B or above, and successfully passing the Hebei Province vocational school standard acceptance. Failure to meet these targets shall be considered as breach of contract by Party B.

Article 15 Within 60 days after the agreement is signed and takes effect, if either Party A or Party B decides not to continue the joint operation of the school, the party has the right to terminate this agreement by providing a written notice to the other party one month in advance, without the need to assume any liability for breach of contract.

Chapter 5 Dispute Resolution and Other Matters

Article 16 During the performance of this agreement, any important matter that either party intends to notify shall be confirmed in writing.

Article 17 The establishment, effectiveness, interpretation and performance of this agreement and resolution of disputes arising from the agreement shall be governed by and interpreted in accordance with China’s laws . However, if the published Chinese laws and regulations do not provide for specific matters related to this agreement, reference shall be made to general international business practices within the scope permitted by Chinese laws and regulations.

Article 18 Any dispute arising from the execution of this agreement or related to this agreement shall be resolved through friendly consultation between the parties. If either party fails to resolve the dispute through negotiation within 10 working days after delivering a written notice to the other party requesting negotiations, the other party has the right to file a lawsuit, and both parties agree that the people’s court where the first filing party is located shall have jurisdiction.

Article 19 In case of any dispute and during any litigation regarding any dispute, the parties shall continue to exercise their other rights and fulfill their other obligations under this Agreement, aside from the disputed matters.

Article 20 During the term of the agreement, if adjustments and supplements are deemed necessary based on actual circumstances, Party A and Party B shall negotiate and sign a written supplementary agreement, which shall have the same legal effect as this agreement.

Article 21 This agreement is made in quadruplicates, with each party holding two copies. This agreement shall take effect from the date of signature and seal by the legal representatives of both parties.

(No text below this line) Signature page for both parties)

Party A (Seal):

Haixing County People’s Government (Seal)

Legal Representative (Signature)

or Authorized Representative (Signature)

MM/DD/YY

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Party A (Seal):

Zhejiang Tiankun Shuxuan Educational Technology Co., Ltd. (Seal)

Legal Representative (Signature)

or Authorized Representative (Signature)

MM/DD/YY

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